CONSULTING AGREEMENT


           This CONSULTING AGREEMENT dated June 25, 1999, by and among BASE TEN SYSTEMS, INC., a New Jersey corporation having its principal offices located at One Electronics Drive, Trenton, New Jersey 08619 ("Base Ten"), EURISKO a Belgium corporation having its principal offices located at Goorweg 40, 3191 Hever, Belgium ("Consulting Company"), and for limited purposes, KRIS ADRIAENSSENS.

1.         Duties

           Consulting Company shall be retained by Base Ten as the consultant responsible for managing European operations. Consulting Company's duties pursuant to this consulting agreement shall be fulfilled by Consulting Company's managing director, Kris Adriaenssens ("Consultant"). Consulting Company shall be responsible for all aspects of Base Ten's operations in Europe, including without limitation existing and prospective business operations, products, customers, personnel and other business activities of Base Ten throughout Europe and company registration, tax returns and other administrative items. Consulting Company will maintain certain customer accounts that are under Consultant's direct control as well as oversee sales activities of Base Ten employees located throughout Europe. Consulting Company will report to Robert J. Bronstein (President of Base Ten's Applications Software Division) on a regular basis, unless Base Ten advises Consulting Company otherwise in writing. Services performed by Consulting Company pursuant to this consulting agreement shall be performed at Base Ten's office located in Mechelen, Belgium, or at such other locations or offices as may be mutually agreed upon by the parties from time to time. Consulting Company shall be entitled to use and will have access to office space at Base Ten's office located in Mechelen, Belgium.

2.         Term

           The term of this consulting agreement is for a two-year period, commencing from the date it is executed by all parties. This consulting agreement will be automatically renewed for one-year terms unless written notice is given by either Base Ten or Consulting Company to the other party 60 days prior to the end of the then current term.

3.         Consulting Fee, Commissions and Expenses

           Base Ten will pay Consulting Company an annual consulting fee of 7,800,000 Belgian francs based upon 260 working days per year, of which 33 days are excluded being vacation and national holidays. The consulting fee will be paid in equal monthly installments of 650,000 Belgian francs at the end of each month. The parties understand that the consulting fee was determined based upon an allocation for services to be rendered, a car allowance and Consulting Company's payment of premiums for insurance; Except for commissions and the reimbursement of expenses (discussed below), Consulting Company will not be entitled to any payments by Base Ten other than the consulting fee.

           Base Ten will pay Consulting Company commissions on accounts for which Consultant is directly responsible. Commissions will be paid according to the Base Ten Commission Plan in effect at the time commissions are earned. A copy of the 1999 Commission Plan is provided as Attachment A of this consulting agreement.

           Base Ten will reimburse Consulting Company for reasonable out-of-pocket expenses incurred in the performance of services pursuant to this consulting agreement for approved business-related travel and other expenses, provided that such costs are incurred in accordance with Base Ten's standard travel policy and that Consulting Company submits to Base Ten reasonably detailed receipts with respect thereto.

           Consulting Company shall be responsible for the payment of all taxes and the filing of all tax returns and reports with respect to the consulting fee, commissions and other amounts paid to it pursuant to this consulting agreement.

4.         Warrants

           In consideration of Consulting Company's willingness to enter into this consulting agreement and to perform the obligations and provide the services referred to in this consulting agreement, Consulting Company, or its assignee, will be nominated to receive a grant of warrants to purchase 100,000 shares of Base Ten Class A Common Stock, subject to approval of Base Ten's Board of Directors (the "Board"). The exercise price of the warrants will be set at the closing price on the last trading day immediately preceding the date of approval of this consulting agreement by the Board.

5.         Confidentiality

           Consulting Company, including without limitation its officers, directors, partners, shareholders, employees and managing director (including Consultant), agrees to maintain as confidential and not to disclose to others during or subsequent to performing services pursuant to this consulting agreement, nor make use of for any purposes, any information disclosed to it directly or indirectly by Base Ten and any information developed by it for Base Ten in the performance of services pursuant to this consulting agreement except any information which has been publicly disclosed by Base Ten. Consulting Company, including without limitation its officers, directors, partners, shareholders, and employees (including Consultant), agrees not to, directly or indirectly, remove or retain any figures, calculations, letters, papers, documents, instruments, drawings, designs, programs or any copies thereof, or any information of any type or description, however such information might be obtained or recorded and on whatever medium such information may be contained, arising out of or in any way relating to the business of Base Ten or obtained as a result of or in connection with Consultant's prior consultancy with Base Ten or Consulting Company's current consultancy pursuant to this consulting agreement.

6.         Non-Competition; Non-Solicitation

           Consulting Company, including without limitation its officers, directors, partners, shareholders, employees and managing director (including Consultant), agrees not to accept employment with, serve as a consultant to, or act as officer, partner, principal or otherwise to, or invest in more than 10% of the securities of, any other company (including without limitation POMS Corporation and Propack Data GmbH) or other entity whose products or services compete directly or indirectly with products or services offered by Base Ten for a period of six months following the termination of this consulting agreement.

           Consulting Company, including without limitation its officers, directors, partners, shareholders, employees and managing director (including Consultant), agrees that for a period of twenty-four months following the termination of this consulting agreement not to (a) solicit any employee of Base Ten to leave such employ to enter into employment with Consulting Company or with any person, firm or corporation with which Consulting Company or Consultant are then associated, and (b) solicit or handle on Consulting Company's own behalf or on behalf of any other person, firm or corporation, the business operations of any person or entity which is a client of Base Ten at the time of such termination, which was a client or a potential client of Base Ten at any time during the one-year period prior to the date of termination.

7.         Termination

           Base Ten may terminate this consulting agreement by giving thirty days prior written notice to Consulting Company; Consulting Company may terminate this consulting agreement by giving three months prior written notice to Base Ten. Consulting Company will be entitled to receive six months of consulting fees (3,900,000 Belgian francs) and any outstanding commissions and unreimbursed expenses, whether pursuant to this consulting agreement or any other applicable legal provision, solely in the event that this consulting agreement is terminated by Base Ten without cause prior to the end of the then existing term or if Base Ten does not renew the then current term of this consulting agreement. If Base Ten terminates this consulting agreement for cause, or if Consulting Company terminates this consulting agreement for any reason, Consulting Company shall not be entitled to receive any amounts or benefits from Base Ten pursuant to this consulting agreement or otherwise. For purposes of this consulting agreement, `cause' shall mean, (i) Consulting Company's or Consultant's willful failure to perform the consulting duties pursuant to this consulting agreement, (ii) Consulting Company's or Consultant's engagement in willful gross misconduct or willful gross neglect in carrying out its consulting duties pursuant to this consulting agreement, (iii) Consulting Company's or Consultant's engagement in an activity that constitutes a crime or offence involving moral turpitude, or (iv) Consulting Company's or Consultant's engagement in any activity that constitutes embezzlement, theft, fraud or similar criminal conduct. No termination of this consulting agreement for cause shall be effective unless the provisions set forth in the following three sentences shall have been complied with. Base Ten shall give Consulting Company written notice of its intention to terminate this consulting agreement for cause, such notice (x) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for cause is based and
(y) to be given no later than 90 days after the Board is first advised of such circumstances. Consulting Company shall then be entitled to a hearing before the Board to be held within 20 days of its receiving such notice. If, within seven days following such hearing, Base Ten gives written notice to Consulting Company confirming that, in the reasonable good faith judgment of at least a majority of the members of the Board, cause for termination on the basis set forth in the original notice exists, this consulting agreement shall thereupon be terminated for cause.

8.         Assignment

           Consulting Company's duties or obligations under this consulting agreement are not assignable by Consulting Company. Base Ten may assign its rights under this consulting agreement.

9.         Applicable Law

           This consulting agreement shall be governed by the laws of the State of New Jersey.

10.        Termination of Related Agreement

           Reference is made to the consulting agreement dated June 3, 1996 between Base Ten and Consultant, in his individual capacity. Consultant is a party to this consulting agreement in his individual capacity solely to acknowledge and agree that upon the effectiveness of this consulting agreement, the consulting agreement dated June 3, 1996 between Base Ten and Consultant shall be terminated and Base Ten shall have no further obligations to Consultant thereunder.

           IN WITNESS WHEREOF, the parties have executed this consulting agreement as of the day and year first set forth above.

                                   BASE TEN SYSTEMS, INC.


                                   THOMAS E. GARDNER
                                   --------------------------
                                   By:  Thomas E. Gardner
                                        Chairman, President and
                                        Chief Executive Officer

                                   EURISKO


                                   KRIS ADRIAENSSENS
                                   ---------------------------
                                   By:  Kris Adriaenssens
                                   Title:

                                   INDIVIDUALLY AND SOLELY
                                   WITH RESPECT TO PARAGRAPH 10:


                                   KRIS ADRIAENSSENS
                                   ----------------------------
                                   KRIS ADRIAENSSENS

                                  ATTACHMENT A


                              1999 Commission Plan